EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) - Addendum to
Question 7C

Question 7.c
Addendum to Question 7.c on
Form N-SAR

List the name of each series
or portfolio and give a
consecutive number to each
series or portfolio
in excess of the 99
consecutive series or
portfolios permitted by the
form.

Series Number    Series Name
Is this the last filing for
this series? (Y or N)

108     WCM International
Small Cap Growth Fund
N

Please refer to the WCM
International Small Cap
Growth Fund Semi-Annual
report to shareholders dated
October 31, 2016 to be filed
on Form N-CSRS for additional
information concerning the
Fund.